Exhibit 99.1

Diamond Eagle Acquisition Corp. Diamond Eagle Acquisition and DraftKings Announce Business Combination December 23, 2019

Diamond Eagle Acquisition Corp. – Diamond Eagle Acquisition and DraftKings Combination, December 23, 2019

C O R P O R A T E P A R T I C I P A N T S

Harry Sloan, Founding Investor, Diamond Eagle

Jason Robins, Co-Founder and Chief Executive Officer, DraftKings

P R E S E N T A T I O N

Operator:

Good morning, ladies and gentlemen. Thank you for standing by and welcome to the DraftKings, SBTech and Diamond Eagle Conference Call and Webcast. We appreciate everyone joining us today. The information discussed today is qualified in its entirety by the Form 8-K that has been filed today by Diamond Eagle and may be accessed on the SEC’s website, including the exhibits thereto. Please note that the press release issued this morning and related SEC documents can also be found on Diamond Eagle’s website at eagleinvestmentpartners.com.

The investor deck that will be presented as part of today’s discussion has been publicly filed with the SEC and posted on Diamond Eagle’s website, where it is available for download. Please review the disclaimers included therein and refer to that as the guide for today’s call. For everyone on the phone, Diamond Eagle and DraftKings will not be fielding any questions on today’s call.

Also, statements we make during this call that are not statements of historical facts constitute forward-looking statements that are subject to risks, uncertainties, and other factors that could cause our actual results to differ from historical results and/or from our forecasts, including those set forth in Diamond Eagle’s Form 8-K filed today and the exhibits thereto. For more information, please refer to the risks, uncertainties, and other factors discussed in Diamond Eagle’s SEC filings. All cautionary statements that we make during this call are applicable to any forward-looking statements we make wherever they appear. You should carefully consider the risks, uncertainties, and other factors discussed in Diamond Eagle’s SEC filings. Do not place undue reliance on forward-looking statements, which we assume no responsibility for updating.

Hosting today’s call are Jason Robins, Co-Founder and Chief Executive Officer of DraftKings, and Harry Sloan, Founding Investor of Diamond Eagle.

I will now turn the call over to Harry Sloan.

Harry Sloan:

Hi, everyone. It’s Harry Sloan, the Founder of Diamond Eagle, and I’d like to thank you and I’d like to welcome everyone to the DraftKings-SBTech-Diamond Eagle conference call.

We are excited to announce that Diamond Eagle has entered into a business combination agreement to combine our public company with DraftKings and SBTech.

As we said during the initial public offering of Diamond Eagle in May, our number one target for investment was to bring to the public markets a pure play U.S.-focused sports betting operator, and perhaps for the first time in the history of SPACs, we’re doing just that.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Diamond Eagle Acquisition Corp. – Diamond Eagle Acquisition and DraftKings Combination, December 23, 2019

We have $400 million in our trust account and we have also raised over $300 million in committed PIPE proceeds. Upon closing, the combined Company will have an anticipated equity value of approximately $3.3 billion and will have over $500 million of unrestricted cash on the balance sheet.

I'm going to turn the call over to Jason Robins, who is the Co-Founder and CEO of DraftKings. He’s going to go through DraftKing history, its unique current positioning in U.S. sports betting market, and its strategy for future growth.

But before I do that, to all of our friends who have been with us in many other deals, and new friends as well, I want to wish you a very happy and healthy holiday season. Jason?

Jason Robins:

Thank you, Harry. Good morning, everyone, and happy holiday. Really excited to be here and really looking forward to sharing some of the key highlights. This is a powerful combination that creates a premier, pure-play, U.S.-based sports digital entertainment and gaming company. Together our companies will be able to realize DraftKings’ vision to build the best, most trusted, and most customer-centric destination for skin-in-the-game sports fans, to develop the most entertaining real money gaming products and offers, and to forever transform the way people experience sports.

I want to start by highlighting five key investment points:

First, the global online gaming market is massive and growing, with the U.S. on track to become the single largest market.

Number two, DraftKings is the premier brand in digital sports entertainment. We are one of the leading U.S. digital sportsbooks and have the number-one rated apps for Daily Fantasy Sports and Sportsbook.

Number three, the combination with SBTech, who is the leading B2B innovator in sports technology, powering some of the world’s most popular sports betting and online gaming brands, creates a unique, vertically integrated, customer focused U.S. market opportunity.

Four, our experience in New Jersey, where we are a proven leader in a very competitive market, highlights the potential that we can achieve as Online Sports betting expands into more jurisdictions, particularly in the United States.

Number five, we will be a pure play, publicly traded online gaming company that is well capitalized for the future.

Let’s dive into these points in a little bit more detail. We are positioned at the intersection of digital sports entertainment and gaming. The global entertainment and gaming industry is approximately $2.5 trillion. The global gaming market, including casino, sports betting, slots, and lotteries, is approximately $450 billion, of which just over 11% is currently online. There are two primary trends affecting the global gaming market. First regulation is occurring around the world and especially here in the U.S., we believe, that presents a great opportunity for DraftKings. Second, though both mobile and retail are growing, mobile growth is outpacing retail growth and online should continue to increase as a percentage of the overall global gaming market.

Focusing on the online opportunity in the U.S. for sports, the estimated market maturity could be anywhere from $14 billion to $23 billion in gross revenue. We triangulated on this estimate in a variety of ways, including existing third-party research, an extrapolation of New Jersey results, and an extrapolation of more mature markets like the U.K. and Australia.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Diamond Eagle Acquisition Corp. – Diamond Eagle Acquisition and DraftKings Combination, December 23, 2019

In addition to Online Sports betting, we see another wave coming with iGaming, which includes online versions of traditional casino games such as slots, blackjack, and roulette. In New Jersey alone the iGaming market, which has been legal for over five years, is already nearly a $0.5 billion industry, with a historical compounded annual revenue growth of over 30%. Over the last 12 months, growth has exceeded 50%, reflecting the symbiotic relationship between iGaming and Online Sports betting, which went live in New Jersey in August of 2018.

Within one year of entering into the iGaming market in New Jersey, DraftKings has established itself as a top operator, even though most competitors have been operating in the state for several years. Our ability to quickly achieve this position illustrates DraftKings’ core strengths: a trusted brand, a strong ability to cross sell, leading product innovation, and over the last six months we have launched numerous in-house developed games with fantastic response from our users.

Based on these two product offerings—Online Sports betting and iGaming—the online gaming revenue opportunity for DraftKings is between $2.9 billion and $4.7 billion in the U.S. alone. With Online Sports betting, DraftKings could generate $2.3 billion to $3.5 billion in gross revenue. We take the midpoint of the mature market sizing estimate of $18 billion and then assume only 65% of the U.S. population has access to legalized online sportsbook, and that within those markets DraftKings has a market share of approximately 20% to 30%.

Within iGaming, DraftKings could generate another $600 million to $1.2 billion in gross revenue. We take this mature market size assumption of $21 billion and then we assume that only 30%, so less than half the of the states that we are assuming have legal online sports books in the U.S. have access to iGaming and that DraftKings market share is only 10% to 20% within those markets.

Our history and position as the industry leading daily fantasy sports provider creates a strong foundation that we can build on as we expand into new online sportsbook and iGaming markets. We are the clear leader in DFS, operating in 43 states with 60% market share in the U.S.

Since launching our DFS offering in 2012 we have built incredible capabilities that transfer to the online gaming market, most notably our customer acquisition and customer relationship management capabilities to acquire, retain, and reactivate users. Through our data-driven cross-sell capabilities, meaningful relationships with regulators, leagues, and media companies, we are well positioned to benefit from growth in online gaming. We also have a very strong tech platform, including a world-class compliance platform, which we have constructed over the past several years.

Perhaps the most important thing we have is brand awareness that resonates with our users and potential customers. DraftKings is the number-one brand amongst consumers when asked when you think about brands that allow you to win money on sporting events.

Layering in SBTech, the industry leader in B2B sport’s technology, strengthens us and creates a unique, vertically integrated company in the category. SBTech is one of the fastest growing tech firms within sports betting, featuring an omnichannel solution. They have a proven track record of outperformance versus industry peers on both growth and margin. The company has a global footprint with material new opportunities emerging in the U.S., Europe, Africa, Latin America, and Asia.

Together we will benefit in several ways as we bring DraftKings and SBTech together, including: investing in the user experience, introducing more unique pre-game, in-game and parlay type bets; setting odds more effectively by leveraging our risk management tools; diversifying our business model as we combine B2B and B2C revenues; bringing outsourced technology in-house, creating very strong financial synergies.

Looking a bit more closely in New Jersey provides a compelling case study of the success of our new-state playbook, even in a competitive market. Through September 2019, and based on publicly available New Jersey Division of Gaming Enforcement and our company results, we were the number-two sportsbook operator with a cumulative 37% online market share in online sportsbook revenue.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Diamond Eagle Acquisition Corp. – Diamond Eagle Acquisition and DraftKings Combination, December 23, 2019

We expect our new market entry playbook to result in positive contribution margin at the state level after approximately 12 to 24 months, in some states maybe up to 36 months, following launch. In New Jersey, we expect to recoup 90% of our external marketing costs after about the first 18 to 24 months. This performance is driven, in part, because more than one-third of our online sportsbook and iGaming user base was cross-sold from our DFS customer database with no additional marketing costs.

We believe our profitability in the second and third full year following the launch of a new state will improve dramatically, driven by improved monetization per user, as well as leverage on our cost of revenue and direct marketing costs. Additionally, we believe that synergies with SBTech will add to our profitability in markets.

In New Jersey, even not considering these synergies with SBTech, we believe we can achieve 29% contribution margin at scale. Our gross profit after external marketing, therefore, will be 29% of gross revenue, or approximately 37% of our net revenue.

Looking at the top line of the combined businesses, and based on a number of assumptions noted in our presentation, we expect to be able to grow our revenues by 30% to $540 million in 2020, and an additional 30% growth in ‘21 to $700 million. We expect the primary growth drivers to include: the addition of new states for online sportsbook, which could approach approximately 20% of the U.S. population by the end of ’21; the launch of our iGaming product in Pennsylvania in 2020 with also additional states expected by 2021, which represents an incremental 4% of the U.S. population; the maintenance of our leading position of Daily Fantasy Sports and increased customer engagement that comes from continuing to market and build our brand around that product; growth at SBTech from both existing, as well as newly acquired customers.

As we scale our combined businesses, we believe that we can achieve more than $1 billion in EBITDA off of a revenue base of approximately $3.7 billion in the U.S. alone.

The proposed transaction values the combined DraftKings and SBTech equity at approximately $3.3 billion post money, or about 3.9 times estimate 2021 revenue.

After giving effect to the transaction, the Company is expected to have over $0.5 billion of unrestricted cash on the balance sheet and public equity currency to ensure sufficient capital for future growth.

We are excited about our future. Over the last eight years we have built the dominant brand in Daily Fantasy Sports which has positioned us well for the opportunity that is emerging as sports betting becomes legalized in more states across the U.S. With the proposed merger we will become the only pure-play U.S.-focused, vertically integrated company to address this emerging market.

Thank you for your time and attention today. We look forward to sharing additional information with you in early January. If you have any questions regarding the presentation, please contact: investors@draftkings.com.

Thank you again for joining today’s call and happy holidays to everyone.

Operator:

This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com